Investor Relations Contact:
David J. Rodgers, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS INCREASED NET SALES AND NARROWED NET LOSS FOR THE FIRST QUARTER OF FISCAL 2012 AND INCREASES GUIDANCE

MILWAUKEE, October 20, 2011/PRNewswire/ --

Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its first fiscal quarter ended October 2, 2011.

Highlights:

•	First quarter fiscal 2012 consolidated net sales were $397.3 million, an increase of $63.2 million or 18.9% from the first quarter of fiscal 2011.

•	First quarter fiscal 2012 consolidated net loss of $5.2 million improved by $2.9 million from a consolidated net loss of $8.1 million one year ago.

•	Net debt outstanding as of October 2, 2011 is down $66.6 million, or 42.6%, from September 26, 2010.

“We continued to make progress against our strategic initiatives in the first quarter which enabled us to improve profitability in what remains a challenging global economy,” commented Todd J. Teske, Chairman, President & Chief Executive Officer of Briggs & Stratton. “In addition, I am very pleased how our team was able to quickly respond and provide help to the areas impacted by Hurricane Irene. Their efforts demonstrate our company's ability to respond when severe weather conditions leave people without power.”

Consolidated Results:

Consolidated net sales for the first quarter of fiscal 2012 were $397.3 million, an increase of $63.2 million or 18.9% when compared to the same period a year ago. The fiscal 2012 first quarter consolidated net loss was $5.2 million or $0.10 per diluted share. The first quarter of fiscal 2011 consolidated net loss was $8.1 million or $0.16 per diluted share. Given the seasonal nature of the business, it is typical for the company to incur a loss in the first quarter of each fiscal year.

Engines Segment:

Engines Segment fiscal 2012 first quarter net sales were $203.4 million, which was $1.7 million or 0.8% lower than the same period a year ago. This decrease in net sales was driven by lower shipment volumes of engines due to reduced consumer demand for lawn and garden products in North America, offset by slightly improved engine pricing and a favorable mix of product shipped that reflected proportionally larger volumes of units used on snow throwers and riding lawn and garden equipment.

The Engines Segment gross profit was $36.9 million in the first quarter of fiscal 2012, a decrease of $5.6 million from the first quarter of fiscal 2011. Gross profit decreased primarily due to lower net sales and higher manufacturing spending associated with rising commodity costs, partially offset by slightly improved engine pricing and a favorable mix of product shipped that reflected proportionally larger volumes of units used on riding lawn and garden equipment.

The Engines Segment engineering, selling, general and administrative expenses were $42.4 million in the first quarter of fiscal 2012, a decrease of $5.6 million from the first quarter of fiscal 2011 due to lower spending on stock based compensation.

Power Products Segment:

Power Products Segment fiscal 2012 first quarter net sales were $235.3 million, an increase of $67.1 million or 39.9% from the same period a year ago. The increase in net sales was primarily due to increased sales of portable and standby generators due to widespread power outages in the U.S. as a result of a landed hurricane on the East Coast, as well as increased shipments of snow equipment after channel inventories were depleted from the prior selling season. There were no landed hurricanes in the first quarter of fiscal 2011.

The Power Products Segment gross profit was $27.6 million for the first quarter of fiscal 2012, an increase of $10.1 million from the first quarter of fiscal 2011. The increase over the prior year was primarily attributable to the increase in net sales, slightly improved pricing, production efficiencies, and favorable absorption on improved plant utilization, partially offset by increased commodity costs.

The Power Products Segment fiscal 2012 first quarter engineering, selling, general and administrative expenses of $25.3 million increased by $2.9 million from the fiscal 2011 first quarter primarily due to higher sales and marketing and professional services expenses associated with new product launches.

Corporate Items:

Interest expense was $0.8 million lower for the first quarter of fiscal 2012 compared to the same period one year ago due to the reduction in interest rate associated with the refinancing of the Senior Notes in the second quarter of fiscal 2011, partially offset by higher average borrowings outstanding. Subsequent to the end of the first quarter of fiscal 2012, as previously announced, the company closed on a new 5-year $500 million Senior Unsecured Revolving Credit Facility. This credit facility replaced the company's $500 million credit facility that was scheduled to expire in July 2012. There were no borrowings under the existing revolving credit facility as of the end of the first quarter of fiscal 2012 and fiscal 2011.

The effective tax rate for the first quarter of fiscal 2012 was negative 25.3% or $1.1 million of tax expense compared to 33.4% or a $4.1 million tax benefit for the fiscal 2011 first quarter. Beginning with the first quarter of fiscal 2012, we excluded from our effective tax rate calculation net losses incurred by certain of our foreign subsidiaries which cannot be benefited. Excluding these foreign subsidiary net losses resulted in taxable income for purposes of calculating the company's interim income tax expense for the first quarter of fiscal 2012. The net loss of these subsidiaries is typically higher in the first quarter before they enter into the lawn and garden season.

Financial Position:

Net debt at October 3, 2011 was $89.8 million (total debt of $228.0 million less $138.2 million of cash), an improvement of $66.6 million from the $156.4 million (total debt of $204.1 million less $47.7 million of cash) at September 26, 2010. Cash flows used by operating activities for the fiscal 2012 first quarter were $56.3 million compared to $55.5 million in the fiscal 2011 first quarter. Cash used in operating activities for the first quarter of fiscal 2012 was primarily related to seasonal build of inventory levels and reduction of accounts payable in the quarter.

Outlook:

For fiscal 2012, the company has increased the projection of consolidated net income to be in the range of $58 million to $68 million or $1.15 to $1.35 per diluted share prior to the potential impact of any share repurchases under the company's previously announced share repurchase program. Consolidated net sales for fiscal 2012 are projected to be higher than fiscal 2011 by approximately 4% to 6% depending on the level of recovery of consumer spending within the outdoor power equipment category. Engines Segment sales are forecasted to be comparable to fiscal 2011 on lower volume and improved pricing while the Power Products Segment sales are forecasted higher primarily due to higher volumes of lawn and garden equipment, pressure washers, and portable and standby generators. Operating income margins are now projected to be in the range of 4.5% to 5.0%, and interest expense and other income are forecasted to be in the range of $18 million to $19 million and $5 million to $6 million, respectively. The operating earnings forecast includes additional investments of approximately $12 million for continued international growth. The effective tax rate for the full year is projected to be in a range of 32% to 34%. Capital expenditures for the year are projected to be approximately $60 million to $65 million.

Conference Call Information:

The company will host a conference call today at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 238-1422. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1554640.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company's current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company's Annual Report on Form 10-K and in its periodic reports on Form 10-Q.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world's largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiary Briggs & Stratton Power Products Group, LLC is North America's number one manufacturer of portable generators and pressure washers, and is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, Ferris®, Murray® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Fiscal Periods Ended September
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal September
	2011	2010
NET SALES	$397,297	$334,116
COST OF GOODS SOLD	331,243	272,122
Gross Profit	66,054	61,994

ENGINEERING, SELLING, GENERAL
AND ADMINISTRATIVE EXPENSES	67,677	70,456
Loss from Operations	(1,623)	(8,462)

INTEREST EXPENSE	(4,338)	(5,157)
OTHER INCOME	1,794	1,435
Loss before Provision (Credit) for Income Taxes	(4,167)	(12,184)

PROVISION (CREDIT) FOR INCOME TAXES	1,053	(4,070)
Net Loss	$(5,220)	$(8,114)

Average Shares Outstanding	49,818	49,665
BASIC EARNINGS (LOSS) PER SHARE	$(0.10)	$(0.16)

Diluted Average Shares Outstanding	49,818	49,665
DILUTED EARNINGS (LOSS) PER SHARE	$(0.10)	$(0.16)

Segment Information
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal September
	2011	2010
NET SALES:
Engines	$203,378	$205,048
Power Products	235,282	168,154
Inter-Segment Eliminations	(41,363)	(39,086)
Total *	$397,297	$334,116

* International sales based on product shipment destination included in net sales	$147,803	$117,849

GROSS PROFIT:
Engines	$36,882	$42,464
Power Products	27,611	17,502
Inter-Segment Eliminations	1,561	2,028
Total	$66,054	$61,994

INCOME (LOSS) FROM OPERATIONS:
Engines	$(5,477)	$(5,533)
Power Products	2,293	(4,957)
Inter-Segment Eliminations	1,561	2,028
Total	$(1,623)	$(8,462)

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of Fiscal September
(In Thousands)
(Unaudited)

CURRENT ASSETS:	2011	2010
Cash and Cash Equivalents	$138,244	$47,693
Accounts Receivable, Net	232,370	194,637
Inventories	492,128	509,575
Deferred Income Tax Asset	42,858	45,943
Assets Held For Sale	4,000	4,000
Other	25,173	33,270
Total Current Assets	934,773	835,118

OTHER ASSETS:
Goodwill	201,901	253,766
Investments	21,203	17,931
Deferred Loan Costs, Net	4,685	459
Other Intangible Assets, Net	88,372	90,189
Deferred Income Tax Asset	24,874	72,212
Other Long-Term Assets, Net	9,380	9,478
Total Other Assets	350,415	444,035

PLANT AND EQUIPMENT:
At Cost	1,032,073	988,571
Less - Accumulated Depreciation	698,969	654,721
Plant and Equipment, Net	333,104	333,850
	$1,618,292	$1,613,003

CURRENT LIABILITIES:	2011	2010
Accounts Payable	$172,710	$142,308
Short-Term Debt	3,000	3,000
Current Maturity of Long-Term Debt	—	201,068
Accrued Liabilities	143,966	150,055
Total Current Liabilities	319,676	496,431

OTHER LIABILITIES:
Accrued Pension Cost	189,117	272,600
Accrued Employee Benefits	24,173	23,114
Accrued Postretirement Health
Care Obligation	113,067	130,574
Other Long-Term Liabilities	26,734	42,600
Long-Term Debt	225,000	—
Total Other Liabilities	578,091	468,888

SHAREHOLDERS' INVESTMENT:
Common Stock and Additional
Paid-in Capital	79,552	77,624
Retained Earnings	1,082,079	1,077,192
Accumulated Other
Comprehensive Loss	(249,445)	(311,850)
Treasury Stock, at Cost	(191,661)	(195,282)
Total Shareholders' Investment	720,525	647,684
	$1,618,292	$1,613,003

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal September

CASH FLOWS FROM OPERATING ACTIVITIES:	2011	2010
Net Loss	$(5,220)	$(8,114)
Adjustments to Reconcile Net Loss to Net Cash Used by Operating Activities:
Depreciation and Amortization	16,119	15,501
Stock Compensation Expense	2,548	5,498
(Gain) Loss on Disposition of Plant and Equipment	(14)	360
Provision (Benefit) for Deferred Income Taxes	3,507	(3,011)
Change in Operating Assets and Liabilities:
Decrease in Accounts Receivable	13,503	93,877
Increase in Inventories	(65,287)	(107,887)
Decrease in Other Current Assets	20,870	10,465
Decrease in Accounts Payable and Accrued Liabilities	(39,057)	(63,281)
Other, Net	(3,240)	1,105
Net Cash Used by Operating Activities	(56,271)	(55,487)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(10,230)	(9,391)
Proceeds Received on Disposition of Plant and Equipment	80	33
Net Cash Used by Investing Activities	(10,150)	(9,358)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Repayments on Notes Payable and Long-Term Debt	—	(2,500)
Treasury Stock Purchases	(3,118)	—
Net Cash Used by Financing Activities	(3,118)	(2,500)

EFFECT OF EXCHANGE RATE CHANGES	(1,856)	(1,516)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(71,395)	(68,861)
CASH AND CASH EQUIVALENTS, Beginning	209,639	116,554
CASH AND CASH EQUIVALENTS, Ending	$138,244	$47,693